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                                    Exhibit 1

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                           AGREEMENT TO AMEND WARRANT

         This Agreement to Amend Warrant is made by and between International Nursing Services, Inc., a Colorado corporation ("INS"), and Congregation Ahavas Tzdokah Vchesed, a (the "Congregation"), is made as of November 11, 1996.

         INS has issued to the Congregation a Warrant dated September 13, 1996 to purchase 136,000 shares of its common stock, $.001 par value per share, at an exercise price of $2.50 per share (the Warrant"). The parties now desire to amend the Warrant to change the exercise price on the terms and subject to the conditions set forth below.

         NOW THEREFORE, the parties hereby agree as follows:

1. Subject to Section 2 below, the first paragraph the Warrant set forth under the Holder's address is hereby amended and restated in its entirety to read as follows:

                  THIS CERTIFIES THAT the holder of this Warrant ("Holder") is entitled to purchase from INTERNATIONAL NURSING SERVICES, INC., a Colorado corporation (hereinafter called the "Company"), at $1.00 per share the number of shares of the Company's common stock set forth above ("Common Stock") This Warrant shall expire on November 12, 1996.

         Except as provided above, the Warrant shall remain in full force and effect in accordance with its terms.

2. The foregoing amendment to the Warrant shall be void and of no further force and effect if the Congregation does not exercise the Warrant on or before November 12, 1996.

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized signatories as of the date first written above.

                           INTERNATIONAL NURSING SERVICES. INC.

                           __/s/________________________
                           BY:  John P. Yerds
                           ITS: President

                           CONGREGATION AHAVAS TZDOKAH VCHESED

                           ___/s/_______________________
                           BY:
                           ITS: Secretary